EXHIBIT 99.1
LIFELOCK, INC.
LEAD INDEPENDENT DIRECTOR CHARTER
August 2015
Purpose:
If the Chairman of the Board of Directors is not independent, the Board of Directors considers it useful and appropriate to designate a Lead Independent Director. The Lead Independent Director coordinates the activities of the other non-management directors, and performs such other duties or responsibilities as the Board of Directors may determine.
Appointment and Term:
The Lead Independent Director shall elected by a majority of the independent directors for renewable one (1) year terms until such time as she or he cases to be a member of the Board of Director, resigns as Lead Independent Director, or is replaced as Lead Director by a majority of the independent directors.
Duties and Responsibilities:
Board Meetings:
Preside at meetings of the Board in the absence of, or upon the request of, the Chairman.
Executive Sessions:
Preside at all meetings of independent directors and report to the Board, as appropriate, concerning such meetings.
Independent Directors Meetings:
Be authorized to call meetings of the independent directors.
Chairman Liaison:
Serve as a liaison between the Chairman and the independent directors.
Information to the Board:
When requested from time to time by the Chairman, or at the discretion of the Lead Independent Director, review and approve information sent to the Board.
When requested from time to time by the Chairman, or at the discretion of the Lead Independent Director, review meeting agendas in collaboration with the Chairman and recommend matters for the Board to consider.
Review meeting schedules to confirm there is sufficient time for discussion of all agenda items.
Outside Advisors and Consultants:
Be authorized to retain outside advisors and consultants who report directly to the independent members of the Board of Directors.
Shareholder Communication:
Subject to compliance with the Company policies and the law, the Lead Independent Director will be available, if requested by shareholders, when appropriate, for consultation and direct communication.